EXHIBIT 18.1

April 20, 2000


Mr. George R. Mihalko
Executive Vice President & Chief Financial Officer
The Sports Authority, Inc.
3383 N. State Road 7
Ft. Lauderdale, Florida 33319

Dear Mr. Mihalko:

Note 4 to the Consolidated Financial Statements of The Sports Authority, Inc. (the "Company") included in its Form 10-K for the fiscal year ended January 29, 2000, describes a change in the method for measuring impairment of "enterprise level" goodwill. Prior to the change, the recoverability of goodwill was measured using projected undiscounted cash flows. Under the Company's new accounting method, impairment of goodwill is measured by the "market value" method. We conclude that the change to the "market value" method of measuring the impairment of goodwill is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

                                                     Very truly yours,


                                                     /s/Ernst & Young LLP